EXHIBIT 99.2

2007 Year End Conference Call Script

Call date: Wednesday, March 26, 2008

Call time: 9:30 a.m. Mountain Time

Jay Pfeiffer

Good morning and welcome to IMI Global’s 2007 financial results conference call.

During the course of this call, we will be making forward-looking statements based on current expectations, estimates and projections that are subject to risk.  Specifically, our statements about future revenue, expenses, cash, the Company’s growth strategy, market acceptance of the Company’s products and services, and potential growth and profitability are forward looking statements.  Listeners should not place undue reliance on these statements.  There are many factors that could cause actual results to differ materially from our forward-looking statements.  We encourage you to review our publicly filed documents as well as our news releases and website for more information about the Company.

I will now turn the call over to John Saunders, chief operating officer.

John Saunders

Thanks, Jay.  Good morning everyone.  Joining us for the first time this morning is our new chief financial officer, Dannette Boyd. I wanted to formally welcome her to the Company and make a quick introduction before proceeding as usual with a presentation of financial and operational highlights.

As we announced about a week ago, Dannette has joined the Company as the successor to Mark McGregor, who retired as IMI’s CFO to pursue other business and personal interests.  Mark was instrumental in guiding us through our first year as a publicly held company, and we want to also thank him for his valuable contribution and guidance.

Dannette brings to IMI Global a strong and varied background in finance and accounting.  Her most recent assignment was controller of Einstein Noah Restaurant Group, where she managed a staff of 25 and was deeply involved in all financial aspects of the business, including helping the company complete its recent $90 million public offering.  Her background helping small and medium sized companies achieve their growth objectives is ideally suited to her new role here at IMI Global.

With that I’ll turn the call over to Dannette for a brief review of our financial results.  Dannette…

Dannette Boyd

Thank you, John. Good morning everyone. During my recap I will be rounding numbers to simplify the presentation. For specific numbers, please refer to our news release.

IMI Global reported record revenue of $2,307,800 in 2007, up 50% over revenue of $1,539,900 in 2006.  Demand remained particularly strong for our USVerified solutions, where revenue grew by 71% to $1,254,600 from $734,900 in the prior year.  We also reported strong growth — 31% year over year — in what we now refer to as our “network” business, which includes most prominently our CattleNetwork.com advertising business and our CattleStore.com online retail operation.  On a combined basis, total network revenue grew to $1,053,200 from $805,000 in 2006.  We think this change in how we report revenue will give a clearer picture of our revenue mix.

Gross profit increased 77% in 2007 to $1,339,300, or 58% of revenue, as compared with gross profit of $758,400, or 49% of revenue, in 2006.  The reason for this sharp increase is that our top line continues to show good growth while our fixed costs of operations remain fairly stable.  We expect this trend to continue for the foreseeable future, and, as John mentioned in our news release this morning, this bodes well for our goal of transitioning to overall profitability in 2008.

The Company remained tightly focused on managing its selling, general and administrative expenses throughout the year, and we achieved a 10% decrease in this category — to $2,069,800 from $2,302,200 a year ago.  The decrease reflected a reduction of $312,100 in non-cash stock based compensation expense.  The combination of lower expenses and improved gross margins enabled us to cut our net loss by 51% to $759,600, or $0.04 per share, from $1,559,000, or $0.08 per share, in 2006.  The $759,600 net loss included $41,300 in non cash stock based compensation.

Revenue in the fourth quarter increased 50% to $688,500 from $460,100 in the fourth quarter last year.  Sequentially, revenue was up 11% over third quarter revenue of $618,100.  As usual, the growth was driven primarily by strength in our USVerified solutions and CattleNetwork/CattleStore businesses.

Gross profit in the fourth quarter grew by 86% to $423,400, or 61% of revenue, from $227,300, or 49% of revenue, in Q4 a year ago.  As I previously mentioned, our cost structure is relatively fixed, so incremental increases in revenue — particularly in our higher revenue business areas — goes straight to gross profit.

SG&A expense in the fourth quarter improved by 27% to $483,500 from $665,000.  We achieved an 84% reduction in net loss in Q4, to $71,400, or less than one cent per share, from $441,800, or $0.02 per share, in the same quarter last year.  The net loss of $71,400 included $4,400 in non-cash costs associated with stock based compensation.

I will be happy to answer any questions you might have in the Q&A session following John’s remarks.  With that, I’ll turn it over to John…

John Saunders

Thanks, Dannette.  As you have just heard, we continue to head in the right direction in terms of both top line growth and bottom line improvement.  Demand for our solutions remains strong and our prospects for continued growth in our core Verification business along with a transition to profitable operations are very good.  Throughout 2007 we emphasized controlling costs without sacrificing growth.  We have done that.  Q4 was our fourth consecutive quarter of reduced year-over-year net loss and our fourth consecutive quarter in 2007 of year-over-year revenue increase.

While our growth has been strong in both our verification and network businesses, we are increasingly optimistic about prospects for our USVerified solutions portfolio to emerge as THE dominant force in the industry — one capable of achieving accelerated growth in light of enormous changes in the meat industry, not to mention toughening export regulations, radically changing consumer preferences and demand, and other factors.  Moreover, the USVerified brand continues to gain in popularity as measured by our fast-growing customer base and provide us with tremendous leverage as measured by the number of high quality new business opportunities we are seeing in areas such as labeling, co-branding and partnering.

Let me provide you with a couple of examples of what I’m talking about:

•                  On the customer front, we continued to add new producer customers at a healthy clip in 2007 and have done a great job retaining existing customers.  Just yesterday we announced that Western Video Market Cattle Auction selected IMI Global as a preferred partner for source and age verification.   Western is the nation’s second largest video auction, selling about 500,000 cattle annually from 15 Western states.  The addition of Western gives IMI Global the two largest video auctions in the nation, which, combined, handle approximately 75% of all video auction cattle.  You may recall that in the fourth quarter we also announced that Superior Livestock, the nation’s largest video auction, private labeled our USVerified brand as “SuperiorVerified” and 30% of eligible cattle went through the program.  As you know, age and source verification is not only required for export beef, but is an excellent way for sellers to earn premium prices for domestic beef.  With Superior and Western both in the fold, we now have access to more than 2 million cattle per year.

•                  Other fourth quarter developments that we touched on in our last conference call included a co-branding arrangement with the American Charolais Association and a partnership with Humane Farm Animal Care to promote the USDA’s premises registration initiative.  Both of these arrangements were essentially made possible by IMI Global’s reputation as an industry innovator and leader with influence with livestock organizations ranging from cattle ranches, feedyards, sale barns to packers and State Departments of Agriculture.

•                  More recently we introduced Simply Natural Beef™ as the first approved label under the USDA’s “Never, Ever 3” program.  Our Simply Natural Beef offering is designed to clarify “natural” claims on beef products and to assure consumers that products branded Simply Natural Beef have no added growth hormones, no antibiotics and no animal by-products in feed (excluding milk and milk proteins).  We think our selection as the USDA’s first approved program is a strong testament to IMI Global’s continued industry position and long-standing professional relationship with the USDA.

•                  In summary, we believe we have excellent potential to leverage our USVerified solutions portfolio along with our growing customer base and strong industry reputation into other high growth areas of our industry.  And moving forward in 2008 we intend to devote more resources to this area.

•                  Before I open the call to questions, I’d like to make a quick comment on the stock buyback program we announced early in the first quarter.  To reiterate what we said at the time, “management and the board of directors believe our shares represent an excellent value at current trading levels.  Our intention is to make open market purchases from time to time at prices we believe to be advantageous to the Company and our shareholders.  IMI Global has demonstrated solid, steady growth as a public company and foresees continued growth and progress in 2008 as we roll out new products and services and continue to expand our core offerings.  We continue to be a leader and an aggressive innovator in an exciting growth industry.  For a variety of reasons our share price has not reflected our revenue growth and improving bottom line, and this has created an opportunity for the Company to buy stock at very attractive levels.”  To date we have repurchased a small number of shares and intend to continue making selected purchases as appropriate.

I want to thank you for joining the call today and for supporting IMI Global.  We look forward to updating you on our progress in our next conference call.

Operator, you can open the call to questions…

Summary of Question and Answer Session:

•                  Key strategies for continued growth and profitability in 2008 — We intend to focus on growth of our verification solution. By validating marketing claims and getting our brands in front of consumers, we can create a link between the consumers and producers.

•                  Acquisition strategies — Currently this is not part of our short term strategy.

•                  Consolidation in the packing industry — We believe it provides IMI Global an opportunity for growth due to the existing relationships we have developed with the core management team of JBS.